Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated June 21, 2011 relating to the financial statements of LyondellBasell Subholdings B.V. and our report dated June 21, 2011 relating to the financial statements of the predecessor to LyondellBasell Subholdings B.V., which appear in LyondellBasell Industries N.V.’s Amendment No. 1 to the Registration Statement S-4 filed on August 16, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
Rotterdam, August 16, 2011
PricewaterhouseCoopers Accountants N.V.
/s/ A.F. Westerman RA
A.F. Westerman RA